Exhibit 99.1
RXi Pharmaceuticals Reports Financial Results for the First Quarter of 2009
Worcester, MA, May 15, 2009 — RXi Pharmaceuticals Corporation (Nasdaq: RXII), a biopharmaceutical company pursuing the development and commercialization of proprietary therapeutics based on RNA interference (RNAi), today reported results for the quarter ended March 31, 2009.
Tod Woolf, Ph.D., President and Chief Executive Officer of RXi, commented, “We have begun 2009 with two significant external validations of our RNAi therapeutic platform; the publication of our in-licensed oral delivery technology in Nature by our founder Michael Czech, Ph.D., and the award of a RXi/UMass grant from the Massachusetts Life Sciences Center to further support this breakthrough research that has the potential to address multiple multi-billion dollar anti-inflammation therapeutic markets. Additionally, our internal research team has made dramatic breakthroughs with our self-delivering rxRNA™ compounds, which we believe have the potential to help us realize our goal of becoming the technology leaders in the RNAi therapeutics space.”
Corporate Highlights:
•	Ramani Varanasi, MS, MBA joined RXi as Vice President of Business Development — Ms. Varanasi was most recently the Head of Business Development at Archemix Corporation, where she was responsible for and led a $600 million partnership between Merck Serono and Archemix, prior to which she held senior management/Business Development positions at Momenta and Millennium. Ms. Varanasi has more than 15 years of experience in executing strategic alliances and in providing business development and strategic leadership in the biopharmaceutical industry.

•	RXi added two more members to its Board of Directors, Richard Chin, M.D. and Rudolph Nisi, M.D.
•	Dr. Chin brings experience from some of the world’s leading drug development companies, including Genentech, Procter and Gamble Pharmaceuticals, Elan Pharmaceuticals and The Institute for OneWorld Health, a nonprofit pharmaceutical company developing drugs for neglected diseases in developing countries. He has overseen over 40 programs bringing new drug into the clinic and 8 new drug applications/biologic license applications. Dr. Chin received a law degree with honors from Oxford University under a Rhodes Scholarship and holds a B.A. in Biology and a Medical Degree from Harvard University.

•	Dr. Nisi is a prominent cardiologist and the Chairman of the Board of New York Westchester Square Medical Center. He co-founded Medco Research, which was later acquired by King Pharmaceuticals, based on the widely used ambulance drug, Adenocard®. He has extensive experience in healthcare as a practicing physician and hospital board member and will contribute significantly to RXi and the application of our technology to medicine.
•	The Massachusetts Life Science Center awarded a Collaborative Research Grant — The funds will be used for research studies using RXi’s rxRNA™ compounds and our in-licensed oral delivery technology developed by the University of Massachusetts Medical School (UMMS) and published in Nature that encapsulates the rxRNA™ compounds with micron-sized particles.

•	RXi secured a $25 million committed standby equity agreement with YA Global Investments — This agreement provides RXi the ability to raise capital on terms that we believe are favorable, while giving us the financial flexibility to move our product programs towards the clinic.
Scientific Achievements:
•	RXi announced a publication in Nature of positive pre-clinical data demonstrating that administration of RNAi therapeutics effectively reduces systemic inflammatory response — In this publication, low dose (20 µg/kg) oral administration of RNAi therapeutics resulted in a significant reduction of a systemic inflammatory response in an established mouse model of inflammation (Aouadi, et al, Nature, Vol. 458 (7242), pp. 1180-1184). RXi has the exclusive worldwide rights to certain patent applications relating to this delivery technology based on a license agreement entered into with UMMS in October 2008.

•	RXi presented more data on its solo-rxRNA™ and self delivering-rxRNA™ compounds at the BioCentury Future Leaders in the Biotech Industry conference.
•	Solo-rxRNA™ compounds work via the RNAi mechanism but use a single sequence to achieve the same efficacy in pre-clinical models as traditional RNAi compounds. They are proprietary to RXi and we believe they are distinct from other intellectual property in the field, giving RXi novel scaffolding from which to develop new potential therapies.

•	Our proprietary self-delivering-rxRNA™ technology may enable the development of RNAi therapeutics to a variety of gene targets without the use of a delivery vehicle, potentially resulting in greater efficacy along with lower costs and side effects. Additionally, RXi believes that self-delivering rxRNA™ should support subcutaneous versus IV administration, which is a necessity for many clinical applications.
•	Multiple patent applications were filed encompassing the breakthrough discoveries of RXi’s research team relating to novel rxRNA™ compound chemistries and RNAi delivery technologies, further enhancing RXi’s intrinsic value and laying the foundation for technology platforms that we believe can lead the RNAi therapeutic space in the years ahead.

•	RXi scientists presented “Delivery to Macrophages and Efficacy of Glucan Particle Administered RNAi Compounds”, at the Keystone Symposia on Molecular and Cellular Biology conference “The Biology of RNA Silencing”, reproducing and building on the work published in the April 30th Nature publication.

•	A keynote address at this scientific conference was delivered by RXi’s founder and Scientific Advisory Board Chairman, Dr. Craig Mello, the recipient of the 2006 Nobel Prize in Medicine for his co-discovery of RNAi. Other key members of RXi’s management and scientific advisory team also presented at the conference.

•	RXi scientists and advisors have also presented at many other scientific conferences this quarter often being invited to give keynote addresses or contribute as chairpersons or scientific advisors.
Financial Highlights:

The Company reported a net loss of $4.2 million, or $0.30 per share, for the three months ended March 31, 2009, compared to a net loss of $2.6 million, or $0.21 per share, for the same period in 2008. The Company had 13,821,629 common shares outstanding at March 31, 2009, as compared to 12,684,432 common shares outstanding at March 31, 2008.
Research and development expenses for the three months ended March 30, 2009 were $1.4 million, including approximately $0.2 million in stock based compensation, compared to $1.1 million including $0.2 million in stock based compensation, for the three months ended March 30, 2008. The increase of $0.3 million, or 30.0%, was primarily due to higher employee compensation costs, as well as an increase in legal expenses related to patent applications on internal discoveries. General and administrative expenses for the three months ended March 30, 2009 were $2.8 million, including $1.5 million in stock based compensation, compared to $1.6 million, including $0.4 million in stock based compensation, for the three months ended March 30, 2008. The increase of $1.2 million, or 69.0%, was primarily due to non-cash costs associated with warrants issued for business advisory services.
As of March 30, 2009, cash and cash equivalents totaled $7.2 million, compared to cash, cash equivalents, and short term investments of $9.9 million at December 31, 2008. This decrease is due primarily due to cash used in operations of $2.7 million for the three months ended March 30, 2008.
About RXi Pharmaceuticals Corporation
RXi Pharmaceuticals is a discovery-stage biopharmaceutical company pursuing the development and potential commercialization of proprietary therapeutics based on RNA interference (RNAi) for the treatment of human diseases. RXi Pharmaceuticals has a comprehensive RNAi platform that includes both RNAi compounds and delivery methods. RXi Pharmaceuticals’ rxRNA™ compounds are distinct from the siRNA compounds used by many other companies developing RNAi therapeutics and are very active and potent (10-100pM activity in cell culture) based on the company’s internal research, in addition to being nuclease resistant and readily manufactured. RXi Pharmaceuticals believes it is well positioned to compete successfully in the RNAi-based therapeutics market with its accomplished scientific advisors, including Dr. Craig Mello, recipient of the 2006 Nobel Prize for his co-discovery of RNAi; a management team that is experienced in developing RNAi products; and a strong early intellectual property position in RNAi chemistry and delivery. www.rxipharma.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future expectations, plan and future development of RXi Pharmaceutical Corporation’s products and technologies. These forward-looking statements about future expectations, plans and prospects of the development of RXi Pharmaceutical Corporation’s products and technologies involve significant risks, uncertainties and assumptions, including the risk of delays in satisfying the conditions to selling any of the securities to YA Global Investments and the potential adverse impact on the market price of our securities due to resale by YA Global Investments of securities purchased from the Company, the risk that we may be unable to secure all of the capital needed to support our operations from the YA Global Investments equity agreement or from other sources, the risk that pre-clinical results of our oral delivery technology obtained to date may not be reproducible in subsequent pre-clinical or clinical trials, the risk that unanticipated safety or efficacy issues may arise in the course of developing our oral delivery technology, the risk that the development of our RNAi-based therapeutics may be delayed or may not proceed as planned and we may not be able to complete development of any RNAi-based product, the risk that the FDA approval process may be delayed for any drugs that we develop, risks related to development and commercialization of products by our competitors, risks related to our ability to control the timing and terms of collaborations with third parties and the possibility that other companies or organizations may assert patent rights that prevent us from developing our products. Actual results may differ materially from those RXi Pharmaceuticals Corporation contemplated by these forward-looking statements. RXi Pharmaceuticals Corporation does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

RXi Pharmaceuticals Corporation
(A Development Stage Company)
Condensed Statements of Expenses
(in thousands, except per share data)
(Unaudited)

	For the Three	For the Three	From Inception
	Months Ended	Months Ended	January 1, 2003 -
	March 31,	March 31,	March 31,
	2009	2008	2009

Research and development expense	$1,416	$1,088	$23,758
General and administrative expense	2,755	1,633	16,445

Operating loss	(4,171)	(2,721)	(40,203)
Interest income	—	75	628

Net loss	$(4,171)	$(2,646)	$(39,575)

Net loss per common share:
Basic and diluted loss per share	($0.30)	($0.21)	N/A

Weighted average common shares outstanding:
Basic and diluted	13,802,812	12,684,432	N/A

RXi Pharmaceuticals Corporation
(A Development Stage Company)
Condensed Balance Sheets
(Unaudited)

	March 31,	December 31,
	2009	2008

Cash and cash equivalents	$7,172	$9,856
Prepaid expenses and other current assets	391	73
Equipment and furnishings, net	384	414
Deposits	16	16

Total assets	$7,963	$10,359

Accounts payable	$409	$394
Accrued expense and other current liabilities	1,066	976
Current maturities of capital lease obligations	17	17

Total current liabilities	1,492	1,387
Capital lease obligations, net of current maturities	—	4

Total liabilities	1,492	1,391
Total stockholders’ equity	6,471	8,968

Total liabilities and stockholders’ equity	$7,963	$10,359

CONTACT:
RXi Pharmaceuticals
Donna Falcetti
508-929-3615
ir@rxipharma.com
or
Investors
SAN Group
Susan Noonan
212-966-3650
susan@sanoonan.com
or
Media
Rx Communications Group
Eric Goldman
917-322-2563
egoldman@rxir.com